Exhibit 4.1

CERTIFICATE NUMBER DATE OF ISSUE ACCOUNT NUMBER T/R. REF. NUMBER OF SHARE(S) XPeng Inc. (A company controlled through weighted voting rights and incorporated in the Cayman Islands with limited liability) CLASS A ORDINARY SHARE CERTIFICATE HONG KONG SHARE REGISTER THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULLY PAID CLASS A ORDINARY SHARE(S) OF NOMINAL VALUE OF US$0.00001 EACH IN THE SHARE CAPITAL OF XPENG INC. (THE “COMPANY”) AS DETAILED BELOW SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY. CERTIFICATE NUMBER/ SHAREHOLDER(S): CODE: NUMBER OF SHARE(S): GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON THE DATE OF ISSUE AS STATED ABOVE. DIRECTOR NO TRANSFER OF THE WHOLE OR ANY PORTION OF THE ABOVE SHARE(S) CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS SHARE CERTIFICATE. HONG KONG SHARE REGISTRAR: TRICOR INVESTOR SERVICES LIMITED, LEVEL 54, HOPEWELL CENTRE, 183 QUEEN’S ROAD EAST, HONG KONG.